EXHIBIT 99.1

FACTORS AFFECTING OUR FUTURE OPERATING RESULTS

     Certain statements contained in our public filings, press releases and other documents and materials as well as certain statements in written or oral statements made by us or on our behalf are forward-looking statements based on our current expectations and projections about future events, including:

     o    strategic plans

     o potential growth, including penetration of developed markets and opportunities in emerging markets

     o planned research and development efforts, product introductions and innovation

     o    meeting customer expectations

     o    planned operational changes, including productivity improvements

     o future financial performance, including expected capital expenditures

     o    research and development expenditures

     o    potential acquisitions

     o    impact of completed acquisitions

     o    future cash sources and requirements

     o    liquidity

     o    impact of environmental costs

     o    potential cost savings


     These forward-looking statements are subject to a number of risks and uncertainties, including those discussed below, which could cause our actual results to differ materially from historical results or those anticipated and certain of which are beyond our control. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The risks included here are not exhaustive. Other sections of this report may describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

     Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, investors should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not our responsibility.

     The following factors could cause actual results to differ materially from historical results or anticipated results:

CURRENCY FLUCTUATIONS MAY AFFECT OUR OPERATING PROFITS

     Because we conduct operations in many countries, our operating income can be significantly affected by fluctuations in currency exchange rates. Swiss franc-denominated expenses represent a much greater percentage of our operating expenses than Swiss franc-denominated sales represent of our net sales. In part, this is because most of our manufacturing costs in Switzerland relate to products that are sold outside Switzerland. Moreover, a substantial percentage of our research and development expenses and general and administrative expenses are incurred in Switzerland. Therefore, if the Swiss franc strengthens against all or most of our major trading currencies (e.g., the U.S. dollar, the euro, other major European currencies and the Japanese yen), our operating profit is reduced. We also have significantly more sales in European currencies (other than the Swiss franc) than we have expenses in those currencies. Therefore, when European currencies weaken against the U.S. dollar and the Swiss franc, it also decreases our operating profits. In recent years, the Swiss franc and other European currencies have generally moved in a consistent manner versus the U.S. dollar. Therefore, because the two effects previously described have offset each other, our operating profits have not been materially affected by movements in the U.S. dollar exchange rate versus European currencies. However, there can be no assurance that these currencies will continue to move in a consistent manner in the future. In 2002, we estimate that the unfavorable impact due primarily to the strengthening of the Swiss franc was approximately $4.3 million. We estimate that a one percent strengthening of the Swiss franc against the euro would result in a decrease in our earnings before tax of $0.8 million to $1.2 million on an annual basis. In addition to the effects of exchange rate movements on operating profits, our debt levels can fluctuate due to changes in exchange rates, particularly between the U.S. dollar and the Swiss franc.

WE ARE SUBJECT TO CERTAIN RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS AND FLUCTUATING CONDITIONS IN EMERGING MARKETS

     We do business in many countries, including emerging markets in Asia, Latin America and Eastern Europe. In addition to the currency risks discussed above, international operations pose substantial other risks and problems for us. For instance, various local jurisdictions in which we operate may revise or alter their respective legal and regulatory requirements. In addition, we may encounter one or more of the following obstacles or risks:

     o    tariffs and trade barriers

     o    difficulties in staffing and managing local operations

     o credit risks arising from financial difficulties facing local customers and distributors

     o    difficulties in protecting intellectual property

     o    nationalization of private enterprises

     o restrictions on investments and/or limitations regarding foreign ownership

     o adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries

     o uncertain local economic, political and social conditions, including hyper-inflationary conditions


     We must also comply with a variety of regulations regarding the conversion and repatriation of funds earned in local currencies. For example, converting earnings from our operations in China into other currencies and repatriating such funds require governmental approvals. If we cannot comply with these or other applicable regulations, we may face increased difficulties in utilizing cash flow generated by these operations outside of China.

     Economic conditions in emerging markets have from time to time deteriorated significantly and some emerging markets are experiencing recessionary trends, severe currency devaluations and inflationary prices. Moreover, economic problems in individual markets can spread to other economies, adding to the adverse conditions we face in emerging markets. We remain committed to emerging markets, particularly those in Asia, Latin America and Eastern Europe. However, we expect the fluctuating economic conditions will affect our financial results in these markets for the foreseeable future.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS AND IT MAY BE DIFFICULT TO PRESERVE OPERATING MARGINS, GAIN MARKET SHARE AND MAINTAIN A TECHNOLOGICAL ADVANTAGE

     Our markets are highly competitive. Weighing instruments markets are also fragmented both geographically and by application, particularly the industrial and food retailing market. As a result, we face numerous regional or specialized competitors, many of which are well established in their markets. In addition, some of our competitors are divisions of larger companies with potentially greater financial and other resources than our own. Taken together, the competitive forces present in our markets can impair our operating margins in certain product lines and geographic markets. We expect our competitors to continue to improve the design and performance of their products and to introduce new products with competitive prices. Although we believe that we have certain technological and other advantages over our competitors, we may not be able to realize and maintain these advantages.

OUR PRODUCT DEVELOPMENT EFFORTS MAY NOT PRODUCE COMMERCIALLY VIABLE PRODUCTS IN A TIMELY MANNER

     We must timely introduce new products and enhancements, or our products could become technologically obsolete over time, which would harm our operating results. To remain competitive we must continue to invest in research and development, sales and marketing and customer service and support. We cannot be sure that we will have sufficient resources to continue to make these investments. In developing new products, we may be required to make substantial investments before we can determine their commercial viability. As a result, we may not be successful in developing new products and we may never realize the benefits of our research and development activities.

A PROLONGED DOWNTURN OR ADDITIONAL CONSOLIDATION IN THE PHARMACEUTICAL, FOOD, FOOD RETAILING AND CHEMICALS INDUSTRIES COULD ADVERSELY AFFECT OUR OPERATING RESULTS

     Our products are used extensively in the pharmaceutical, chemicals and food and beverage industries. Consolidation in the pharmaceutical and chemicals industries hurt our sales in prior years. A prolonged downturn or additional consolidation in any of these industries could adversely affect our operating results. In addition, the capital spending policies of our customers in these industries are based on a variety of factors we cannot control, including the resources available for purchasing equipment, the spending priorities among various types of equipment and policies regarding capital expenditures generally. Any decrease or delay in capital spending by our customers would cause our revenues to decline and could harm our profitability.

WE MAY FACE RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

     We plan to pursue acquisitions of complementary product lines, technologies or businesses. Acquisitions involve numerous risks, including:

     o difficulties in the assimilation of the acquired operations, technologies and products

     o    diversion of management's attention from other business concerns

     o    potential departures of key employees of the acquired company


     If we successfully identify acquisitions in the future, completing such acquisitions may result in:

     o    new issuances of our stock that may be dilutive to current owners

     o    increases in our debt and contingent liabilities

     o    additional amortization expenses related to intangible assets

     Any of these risks could materially adversely affect our profitability. We continue to explore potential acquisitions. We may not be able to identify, successfully complete or integrate potential acquisitions in the future. However, even if we can, we cannot be sure that such acquisitions will have a positive impact on our business or operating results.

OUR CREDIT AGREEMENT RESTRICTS OUR ABILITY TO TAKE CERTAIN ACTIONS, INCLUDING PAYING DIVIDENDS

     Covenants in our debt obligations restrict our ability to incur additional indebtedness, pay dividends, dispose of certain assets and make capital expenditures. The covenants also restrict our other corporate activities. Our ability to comply with these covenants may be affected by events beyond our control, including economic, financial and industry conditions. A failure to comply with the covenants and restrictions contained in our debt obligations or any other agreements with respect to any additional financing could result in an acceleration of the amount we owe under our debt agreements.

IF WE CANNOT PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR IF WE INFRINGE OR MISAPPROPRIATE THE PROPRIETARY RIGHTS OF OTHERS, OUR OPERATING RESULTS COULD BE HARMED

     Our success depends on our ability to obtain and enforce patents on our technology and to protect our trade secrets. Our patents may not provide complete protection, and competitors may develop similar products that are not covered by our patents. Our patents may also be challenged by third parties and invalidated. Although we take measures to protect confidential information, improper use or disclosure of our trade secrets may still occur.

     We may be sued for infringing on the intellectual property rights of others. The cost of any litigation could affect our profitability regardless of the outcome, and management attention could be diverted. If we are unsuccessful in such litigation, we may have to pay damages, stop the infringing activity and/or obtain a license. If we fail to obtain a required license, we may be unable to sell some of our products, which could result in a decline in our revenues.

DEPARTURES OF KEY EMPLOYEES COULD IMPAIR OUR OPERATIONS

     We have employment contracts with each of our key employees. In addition, our key employees own shares of our common stock and have options to purchase additional shares. Nonetheless, such individuals could leave the Company. If any key employees stopped working for us, our operations could be harmed. We have no key man life insurance policies with respect to any of our senior executives.

WE MAY BE ADVERSELY AFFECTED BY THE ENVIRONMENTAL LAWS AND REGULATIONS TO WHICH WE ARE SUBJECT

     We are subject to various environmental laws and regulations, including those relating to:

     o    air emissions

     o    wastewater discharges

     o    the handling and disposal of solid and hazardous wastes

     o the remediation of contamination associated with the use and disposal of hazardous substances

     We incur capital and operating expenditures in complying with environmental laws and regulations both in the United States and abroad. We are currently involved in, or have potential liability with respect to, the remediation of past contamination in facilities both in the United States and abroad. In addition, some of these facilities have or had been in operation for many decades and may have used substances or generated and disposed of wastes that are hazardous or may be considered hazardous in the future. Such sites and disposal sites owned by others to which we sent waste may in the future be identified as contaminated and require remediation. Accordingly, it is possible that we could become subject to additional environmental liabilities in the future that may harm our results of operations or financial condition.

WE MAY BE ADVERSELY AFFECTED BY FAILURE TO COMPLY WITH REGULATIONS OF THE FOOD AND DRUG ADMINISTRATION AND OTHER GOVERNMENTAL AGENCIES

     Some of our products are subject to regulation by the U.S. Food and Drug Administration and similar international agencies. These regulations govern a wide variety of activities relating to our products, from design and development, to labeling, manufacturing, promotion, sales and distribution. If we fail to comply with these regulations, we may have to recall products and cease their manufacture and distribution. In addition, we could be subject to fines or criminal prosecution.

GUIDELINES RELATING TO ACCOUNTING FOR GOODWILL COULD MAKE OUR
ACQUISITION-RELATED CHARGES LESS PREDICTABLE IN ANY GIVEN REPORTING PERIOD

     Starting in 2002, our goodwill amortization charges have ceased. It is possible that in the future we could incur impairment charges related to the goodwill already recorded as well as goodwill arising out of future acquisitions as we continue to expand our business.

IF WE ARE REQUIRED TO ACCOUNT FOR OPTIONS UNDER OUR STOCK OPTION PLAN AS A COMPENSATION EXPENSE, IT WOULD REDUCE OUR NET EARNINGS AND EARNINGS PER SHARE

     There has been increasing public debate about the proper accounting treatment for employee stock options. Although we are not currently required to record any compensation expense in connection with option grants that have an exercise price at or above fair market value, it is possible that future laws or regulations will require us to treat all stock options as a compensation expense. Note 11 to the financial statements shows the impact that such a change in accounting treatment would have had on our net earnings and earnings per share if it had been in effect during the past three fiscal years and if the compensation expense were calculated as described in Note 11.

ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE AND BY-LAWS AND UNDER DELAWARE LAW COULD INHIBIT A CHANGE OF CONTROL OF OUR COMPANY

     Our certificate of incorporation and by-laws contain provisions that could make it more difficult for a third party to acquire the Company. In August 2002, we put in place a Shareholder Rights Plan. Moreover, our certificate of incorporation authorizes the Board of Directors to issue preferred stock without shareholder approval and upon such terms as it may determine. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of future holders of preferred stock. In addition, our by-laws require shareholders to provide advance notice to nominate candidates for election as directors and to submit proposals for consideration at shareholder meetings. Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder" (generally a 15% stockholder) to effect various business combinations with a corporation for a three-year period after he becomes an "interested stockholder". In general, these provisions may discourage a third party from attempting to acquire the Company and therefore may inhibit a change of control of our company under circumstances that could give shareholders an opportunity to realize a premium over then-prevailing market prices.